Exhibit 10.12

AGREEMENT FOR THE JOINT OWNERSHIP AND LICENSING OF
EXPLOITATION RIGHTS

BETWEEN

Of the one part the Consejo Superior de Investigaciones Cientificas (hereinafter, “CSIC”), with VAT no. Q-2818002-D, and in the name and on behalf of the same, Mr. Rafael Rodrigo Montero, President of such Body, with its headquarters at calle Serrano no. 117, 28006 — Madrid and constituted according to Royal Decree 1730/2007, of December 21st (Spanish State Gazette of January 14th, 2008), who has sufficient powers to enter into this agreement by virtue of article 11.2e) and i) of the Bylaws of the CSIC, approved by Royal Decree 1730/2007, and according to Royal Decree 663/2008 by which he is appointed President of the CSIC

Mr. Ramón González Carvajal, Vice-Rector of Technology Transfer for the University of Seville (hereinafter “US”), acting on the behalf of such Body, with its headquarters at the Pabellón de Brasil, Paseo de las Delicias s/n, Seville, according to the powers attributed to him by the Bylaws of the University of Seville and by virtue of the Rectoral Resolution of the University of Seville on July 24th 2009, and

Of the other part, Cellerix S.A. (hereinafter, “CELLERIX”), with VAT no. A84008986, with registered office at calle Marconi, number 1, 28760 Madrid, registered with the Commercial Registry of Madrid, and in the name and on behalf of the same, Mr. Eduardo Bravo Fernandez de Araoz, with I.D. card no. ######-#, who has been granted, as Managing Director, sufficient powers to enter into this agreement by virtue of the powers of attorney executed in the presence of the Notary of Madrid, Mr. Jaime Recarte Casanova, on December 12th, 2007, with number 4.439 of his official records, whose powers have not been revoked or varied.

The parties mutually acknowledge that they have the legal capacity required and sufficient powers to enter into this agreement.

RECITALS

FIRST.- Whereas CELLERIX applied, on its own behalf and on that of CSIC, for a patent under number PCT/IB2009/006597 on August 3rd, 2009 entitled “USES OF MESENCHYMAL STEM CELLS”. CELLERIX has the intention of applying for future international extensions of such application (divisions, continuation, continuations in part or similar), hereinafter, all of them jointly referred to as the “PATENT”.

SECOND.- Whereas the invention which is the subject-matter of the PATENT was developed jointly by DIRK BUSCHER of CELLERIX, and by ELENA GONZÁLEZ REY, of the School of Medicine of the University of Seville during a stay made in the CSIC, and by MARIO DELGADO MORA from CSIC.

THIRD.- Whereas the parties wish to regulate each of their ownership interests in the PATENT.

FOURTH.- Whereas CELLERIX is interested in obtaining the exclusive worldwide license of the rights to exploit the PATENT that belong to CSIC and the US as co-owners of the same.

FIFTH.- Whereas CSIC and US are interested in granting CELLERIX the license of the rights they have to the PATENT.

Now, therefore, the parties wish to execute this Agreement subject to the following:

CLAUSES:

FIRST.- PURPOSE OF THE AGREEMENT

The purpose of this Agreement is to establish each of the parties’ co-ownership percentages in the PATENT and to regulate the terms of the licensing of CSIC and US’s rights to exploit the same in favour of CELLERIX.

SECOND.- OWNERSHIP OF THE PATENT

The ownership of the PATENT belongs to both parties according to the following percentages:

•                      CSIC, 45%

•                      US, 5%

•                      CELLERIX, 50%

And the rights and obligations inherent to the same are divided into the same proportion.

THIRD.- LICENCE

3.1  CSIC and US grant CELLERIX an exclusive license of all rights they have to the PATENT, in accordance with the terms set forth in this Agreement.

3.2 This license is granted with regard to all the rights and powers included in the right to the PATENT and for all the territorial scope for which protection is provided.

3.3 CSIC and US will inform CELLERIX of any possible technological improvements associated with the PATENT that they may be aware of, or developed by CSIC and/or US themselves, in which case, CELLERIX acquires the right to be informed first of such circumstance, as well as the first right to obtain an exclusive license in terms similar to the ones of this Agreement, and on market terms with regard to such development, provided that the legal requirements applicable to State-owned properties are met.

3.4 For the purposes of this agreement, agreements entered into by CELLERIX or its sub-licensees with third parties (“Contract Manufacturing Organisation” or “CMO”) for the manufacture of products protected by the PATENT on account of Cellerix or its sub-licensees, will not be considered sublicense agreements.

FOURTH.- TERRITORIAL SCOPE

The geographical scope for which CSIC and US assign the rights includes all countries where the PATENT has been applied for or where it may be applied for in the future.

FIFTH.- TERM OF THE AGREEMENT

This Agreement will be effective from the time it is signed by both parties, and will remain in force until the end of the life of the PATENT.

SIXTH.- INDUSTRIAL PROPERTY RIGHTS

6.1 The parties will mutually acknowledge the ownership rights they have in the PATENT.

6.2 In the event that any of the parties becomes aware of an infringement that affects the other party’s rights to the PATENT, it must immediately inform the other party, providing the collaboration or help required for the adequate defence of the mentioned rights.

6.3 Either party will notify the other in writing, as soon as it is aware of the same, about the existence of any legal proceeding or claim that may occur in connection with the exploitation of the subject-matter of the PATENT.

SEVENTH.- ECONOMIC TERMS

7.1 CELLERIX will pay to CSIC and US, as consideration for the exclusive licence of all its rights to exploit the PATENT:

(a)             an initial payment of €5,000 (FIVE THOUSAND Euro) at the time this agreement is signed,

(b)             a payment of €35,000 (THIRTY-FIVE THOUSAND Euro) on the date when the first patient comes into the first clinical trial promoted by CELLERIX with any product incorporated by the PATENT,

(c)              a payment of €35,000 (THIRTY-FIVE THOUSAND Euro) on the date of the first visit by the first patient in pivotal phase III promoted by CELLERIX with any product incorporated by the PATENT,

(d)             a payment of €35,000 (THIRTY-FIVE THOUSAND Euro) on the date of sending the dossier of the application for authorisation to commercialise any product incorporated by the PATENT to any regulating agency,

(e)              a payment of €100,000 (ONE HUNDRED THOUSAND Euro) at the time the product is approved by the first agency, and

(f)               a royalty that will be determined according to the following criterion:

•                      a 0.2% royalty (ZERO POINT TWO PER CENT) of the Net Sales when the annual turnover is equal or less than 50,000,000 (FIFTY MILLION) Euro,

•                      a 0.3% royalty (ZERO POINT THREE PER CENT) of the Net Sales when the annual turnover ranges from 50,000,001 (FIFTY MILLION AND ONE) Euro to 100,000,000 (ONE HUNDRED MILLION) Euro,

•                      a 0.4% royalty (ZERO POINT FOUR PER CENT) of the Net Sales when the annual amount of the same exceeds 100,000,001 (ONE HUNDRED MILLION AND ONE) Euro.

All of the payments will be distributed in the following proportion: ninety per cent (90%) for CSIC and ten percent (10%) for US.

The following are examples to illustrate the above:

•                      If CELLERIX obtains annual Net Sales of €30M, it must pay to CSIC and US the amount of €60,000, of which €54,000 will be for CSIC and €6,000 for US.

•                      If CELLERIX obtains annual Net Sales of €160m, it must pay to CSIC and US the amount of €490,000, of which €441,000 will be for CSIC and €49,000 for US, as a result of applying:

•                  0.2% to the first €50m = €100,000

•                  0.3% to the second €50m = €150,000

•                  0.4% to the remaining €60m = €240,000

7.2 For the purposes of this Agreement, annual Net Sales will be understood as the amount resulting from subtracting from the revenues effectively obtained each year by CELLERIX from the direct or indirect commercial exploitation of the PATENT, the:

i)                 discounts, rebates, rappels or similar,

ii)              applicable sales taxes or taxes on consumption,

iii)           insurance, dispatch, freight and transport and customs expenses borne by CELLERIX, and

iv)          fees to distributors and similar.

Deliveries of samples for free, rebates, units at no charge and other similar items are expressly excluded from Net Sales.

In the event that CELLERIX sublicenses the rights to exploit the PATENT, to which CELLERIX  has added value (for instance improvement of the invention, taking the mentioned right to a phase of clinical development, change in the formula or form of administering the covered product, reception of opinions or reports from regulatory bodies or any other that the parties might agree at a future time) to a third party:

a)                           in Europe, CELLERIX will pay CSIC and US an economic consideration equivalent to 15% of the considerations obtained by CELLERIX for said Sub-licensee,or

b)                           outside Europe, CELLERIX will pay CSIC and US an economic consideration equivalent to 10% of the considerations obtained by CELLERIX for said Sub-licensee.

These percentages will only apply to the economic considerations for Net Sales established in this Clause (Seventh Clause).

In the event that CELLERIX sublicenses the rights to exploit the PATENT, to which CELLERIX  has not added value, the economic consideration to be received by CSIC and US shall not be less than that they would receive when the commercial exploitation of said rights were carried out directly by CELLERIX.

7.3 In the event that there is no application or that no action is carried out by CELLERIX aimed at obtaining the protection of the PATENT in a certain territory, the rules indicated in paragraph 7.1 (f) will apply.

7.4 Should CELLERIX cease to make any payment of royalties when the same become due and payable, it shall pay delay interest to CSIC and US, on the amount owed, at the Euribor rate officially established for the month in which the payments should have been effected, increased in two points and without prejudice to CSIC’s right to terminate the licenses granted and to compensation for damages, if appropriate.

7.5 It is CELLERIX’s obligation to provide to the CSIC and US a half yearly list, in writing, of the income obtained as a result of the commercial exploitation of the PATENT by the same or by third parties, within thirty days following the end of each calendar semester (June 30th/December 31st). This list shall specify the value of the sales and revenues invoiced and collected during the semester, the discounts, taxes, transport expenses and applicable fees, pursuant to that defined in point 7.2, as well as the value of the invoices that are pending collection, at the beginning and at the end of each semester.

7.6 CELLERIX will keep accurate and exact accounting books and records, so that all data reasonably necessary to calculate and correctly verify the amounts payable are recorded. CELLERIX will allow CSIC and/or US, or its nominee, to adequately inspect, and in such a way that it does not disturb the normal operation of CELLERIX, during normal office hours, the records, files and books, for the sole purpose of determining the sums it has assumed to pay. The expenses derived from such inspection will be fully borne by CSIC and/or US. If the results of such inspection differ in more than ten per cent (10%) from the affirmations made by CELLERIX in its reports, such difference may be considered a breach of the Agreement, in which case the provisions of the Twelfth Clause will apply.

7.7 CSIC and US will issue the corresponding invoices to CELLERIX, with reference to this Agreement, for the amount owed, adding the relevant VAT. Payments of the amounts owed to CSIC and US, will be made within thirty (30) calendar days following receipt of the relevant invoices by CELLERIX.

EIGHTH.- MAINTENANCE AND EXTENSION OF THE PATENT

8.1 It will be the exclusive responsibility of CELLERIX to decide the territorial scope to which the protection of the PATENT must extend. CELLERIX will inform CSIC and US within a maximum period of one month about such decisions.

8.2 During the term of this Agreement, CELLERIX shall bear all pending and future expenses required to keep the PATENT and its extensions in force.

8.3 In the event that CELLERIX is not interested in continuing to maintain the PATENT in any territorial scope, CSIC and/or US may continue to maintain the same in their name and at their own cost. For such purpose, CELLERIX will communicate in writing to CSIC and US, at least three months prior to the deadline to perform any action required for such maintenance, its decision of not continuing with the same. If within the period of three months following reliable receipt of such notice, CSIC and/or US fails to communicate to CELLERIX by certified means their intention of continuing on their own with the maintenance of the PATENT, CELLERIX may proceed to abandon the same.

8.4 During the term of this Agreement, CELLERIX shall be responsible for all formalities required to maintain in force and defend the PATENT and its extensions.

8.5 In the event that the PATENT application is registered in any country other than the one where it is already registered, CSIC and US shall also be included as co-owners, and the territorial scope of this Agreement shall be automatically extended, for the exploitation of the PATENT in such country. CELLERIX will bear the expenses of registering or maintaining or any other expense required to obtain or maintain the industrial property rights.

8.6 The parties undertake to provide all information and perform as many actions as required to ensure effective registration of the PATENT with the relevant competent national and/or international bodies.

NINTH.- LIABILITY FOR EXPLOITATION

CELLERIX will assume, in relation to third parties, all risks derived from the manufacturing, exploitation and commercialization of the subject-matter of the PATENT, and consequently, CSIC and US will be indemnified from any liability or claim that may arise from such manufacturing, exploitation or commercialization.

TENTH.- CONFIDENTIALITY

10.1 The information obtained during the research works performed to develop the invention which is the subject-matter of the PATENT will be considered Confidential Information, and CSIC and US undertake not to disclose the same to third parties in any way, without CELLERIX’s prior written consent.

10.2 In this regard, Confidential Information shall be regarded as all information of any nature that is not generally known by the public and which has been supplied, directly or indirectly, by one of the parties to the other, in tangible or intangible form, expressed in any means or support, whether communicated prior to, within the framework of preliminary conversations, during or after the date of this Agreement, and clearly identified as confidential at the time of its communication or delivery. Likewise, any know-how obtained during the relevant research or related to the same will also be regarded as Confidential Information.

10.3 Confidential Information will not be considered to include any information which:

•                       Was known by the parties prior to signing this Agreement, provided that such knowledge can be evidenced;

•                       Was generally known by the public or becomes known other than as a result of a breach of this Agreement by either party;

•                       Either party obtains from a third party who is not related to the development of the invention which is the subject matter of the PATENT, or to any of the parties, provided that such information has not been obtained as a result of breaching a confidentiality duty.

10.4 Each party shall be liable to the other for the Confidential Information being kept confidential by its representatives, employees, researchers or professional advisors and any other persons related to the same and persons to whom the Confidential Information must be disclosed.

10.5 The duty to keep the Confidential Information secret will remain in force indefinitely, as long as the same remains secret, and regardless of the duration of this Agreement, unless otherwise agreed by the parties in writing.

10.6 CSIC and US, including their researchers or employees, may not publish under any format, or otherwise inform the public in general or a third party in particular, about the content, scope, characteristics or results of the research performed to develop the PATENT or research works related to the same, whether or not capable of being patented, without CELLERIX’s prior written approval. Once the issue of the patentability is solved, and prior to publishing, CSIC and US must submit to CELLERIX, by registered letter with return receipt requested, the draft article and/or communication and/or book chapter intended to be published. CELLERIX must state its approval of the publication or its disapproval due to strategic or scientific-technical reasons, or propose amendments to the document proposed, within a maximum of thirty (30) days following submission of the same for its approval. If no statement is made, it will be understood that the intended publication has been approved.

10.7 In any publication or public communication in any form regarding the content, scope, characteristics or results of the research carried out for the development of the PATENT, the inventors shall always be mentioned, in their capacity as such.

10.8 This Agreement will be considered Confidential Information. As an exception, both parties may provide public information with regard to its signing, including the purpose of the Agreement, the exclusive nature of the license granted, territorial scope and term of duration of the Agreement.

ELEVENTH.- ASSIGNMENT AND SUBLICENSING

11.1 This Agreement may not be assigned or subrogated by CELLERIX without the prior written consent of CSIC and US, consent which shall not be unjustifiably refused or delayed.

11.2 Similarly, this Agreement does not enable CELLERIX to sublicense any of the exploitation rights conferred on the PATENT to third parties.

11.3 If CSIC and US should enable CELLERIX to sublicense to third parties, CELLERIX will be liable before CSIC for all payment obligations that the Sub licensee has assumed and accepted with it and which it might have failed to meet in time and form.

11.4 A change of control or shareholder base at CELLERIX will not allow this contract to be assigned to a third party, nor will it alter its consequences, validity or efficacy between both parties.

TWELFTH.- REFERENCE TO THE LICENCE ON THE PRODUCTS

12.1 CELLERIX, on all of the products (or on their packs or labels) included in the PATENT and all associated material (such as technical or advertising leaflets, posters, reports, commercial stands, web sites), shall include the indication that said products are protected by a patent developed jointly with the Consejo Superior de Investigaciones Cientificas and Universidad de Sevilla (España) or, if required in the English version for commercial or legal reasons, “Patent developed in cooperation with Spanish National Research Council (CSIC) and University of Seville”. Said indication will also be included at least on the associated material if, for commercial or legal reasons, it might not be advisable or possible to include the reference number of the PATENT protecting the product or the Procedure in the pertinent country, as well as its status (“applied for/pending” or “granted”) on said product, its pack or label.

12.2 CELLERIX shall provide CSIC and the University of Seville with samples of the products incorporated in the PATENT from the first batch marketed in the European Union or the United States of America, or written and photographic proof of the inclusion of the indicated referred to in the paragraph above. CSIC and the University of Seville will be entitled to inspect said products at least once a year and with written forewarning to CELLERIX of at least thirty days, in order to determine whether they comply with the stipulations of this clause. No logos, images or symbols identifying CSIC or the University of Seville may be used by CELLERIX without the prior written approval of CSIC and the University of Seville.

THIRTEENTH.- BREACH

Either party will be entitled to terminate the Agreement by written communication to the other upon the production of a substantial fault thereby (the breaching party).

13.2 For the purpose of this Clause, a substantial fault will be understood to be:

a)        any failure to respect the obligations contracted according to this Agreement other than a failure to respect the payment obligations and which, in itself or along with other failings by the same party, might be relevant for this Agreement and have continued for sixty (60) days after the breaching party has been delivered a certified notice thereof, or

b)        any fault with respect to the payment obligations contracted under this Agreement which has continued for thirty (30) days after the breaching party has been delivered a certified notice thereof.

Notwithstanding all compensations and other remedies that might legally correspond to them, if CSIC and/or US were to terminate this Agreement due to a substantial fault on the part of CELLERIX, the licence of all rights and faculties conceded on the PATENT will terminate immediately throughout the whole of the territory. In such a case, CELLERIX shall provide CSIC and US, and at no cost to these, with all copies and materials that are in the possession or control of CELLERIX and which might contain confidential information on CSIC and US.

CELLERIX will be entitled to terminate this Agreement after ninety (90) days following any written communication to CSIC and US of their intention to finish the development and/or marketing of the product. In such a case, the licence of all rights and faculties awarded by the Third Clause will terminate immediately throughout the whole of the territory and points a) and b) of the paragraph immediately above will apply.

If CELLERIX should challenge the validity of any right of the PATENT or should support any third party in doing so, CSIC and/or US may immediately terminate this

Agreement in accordance with this Clause (Thirteenth Clause) with written notification to CELLERIX.

If CSIC and/or US should challenge the validity of any right of the PATENT or should support any third party in doing so, CSIC and/or US may immediately terminate this Agreement in accordance with this Clause (Thirteenth Clause) with written notification to CSIC and/or US.

Either of the Parties may terminate this Agreement if the other should enter into a process of bankruptcy or a similar process that might mean that they have to allocate their assets or activities or the control thereof to a third party.

Once this Agreement has been terminated, all of the obligations established in the Agreement will end with the exception of those defined in this Clause (Thirteenth Clause), as well as:

a)        all obligations with respect to Confidentiality (Tenth Clause),

b)        all obligations with respect to payment, compensations, ownership of the inventions and the disputing, controversy or resolution of claims without restriction, and

c)         the parties are obliged to meet all payment obligations contained in this Agreement and which might be applicable before the effective date of termination.

FOURTEENTH.-TERMINATION OF THE AGREEMENT

The parties, by mutual agreement, may terminate or amend this Agreement at any time.

FIFTEENTH.- FORUM

This Agreement is a private agreement. The parties undertake to amicably solve any discrepancy with regard to the interpretation or performance of the same that may arise. If it were not possible to reach an amicable solution on the terms and within the periods envisaged in the TWELFTH clause above, the parties agree, expressly waiving any other forum to which they may be entitled, to submit to the jurisdiction of the Courts of Madrid.

SIXTEENTH.- NOTICES

16.1 For the purposes of any communication related to this Agreement, the interlocutor for CSIC will be the Deputy Vice-president of the Transfer of Knowledge Department of the CSIC and the address will be c/ Serrano no. 142, 28006-Madrid.

16.2 For CELLERIX, the interlocutor will be the Managing Director with his address at c/Marconi 1, 28760-Tres Cantos, Madrid.

16.3 The interlocutor for US the University of Seville will be the Director of the Office for the Transfer of Research Results and the address will be Paseo de las Delicias, s/n, Pabellón de Brasil, 41013 Seville, electronic mail diroti@us.es.

16.4 No change of these addresses or the designated interlocutors will have any effect in relation to this Agreement, nor will it be considered to have taken place, until certified notice has been given to the other party of the new address or the new interlocutor appointed.

16.5 The parties shall deliver their communications by registered mail with return receipt or via a registered fax (burofax).

SEVENTEENTH.- OTHER FORMALITIES

This document may only be executed as a public instrument at the request of either of the contracting parties and at the expense of such party, or when so required by the legislation in force.

In witness whereof, the parties sign this Agreement, in three copies, all originals, at the place and on the date first indicated above.

By CSIC	By CELLERIX

Mr. Rafael Rodrigo Montero	Mr. Eduardo Bravo
President	CEO

/s/ Rafael Rodrigo Montero	/s/ Eduardo Bravo

By the University of Seville

Mr. Ramón González Carvajal
Vice-Rector for Technology Transfer

/s/ Ramón González Carvajal